Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 2, 2017, in the Registration Statement (Form S-4) and related Prospectus of APX Group Holdings, Inc. for the registration of $400 million of 7.625% Senior Notes due 2023.

/s/ Ernst & Young LLP

Salt Lake City, UT
August 30, 2017